U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                          ----------------------

                               FORM 12b-25

                     COMMISSION FILE NUMBER:   0-30983

                     ---------------------------------

                        NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-KSB  [_] Form 11-K  [_] Form 20-F  [X] Form 10-QSB
              [_] Form N-SAR

              For Period Ended:   September 30, 2002

     [_]  Transition Report on Form 10-KSB
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

                                    PART I
                            REGISTRANT INFORMATION

                             ADVANT-E CORPORATION
                             --------------------
                           (Full Name of Registrant)

                           TWILIGHT PRODUCTIONS LTD.
                           -------------------------
                          (Former Name if Applicable)

                            2680 INDIAN RIPPLE ROAD
                               DAYTON, OH 45440
                          ---------------------------
                    (Address of Principal Executive Office)


                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |     (a)  The reasons described in reasonable detail in Part III of
[X]  |          this form could not be eliminated without unreasonable effort
     |          or expense;
     |
     |     (b)  The subject annual report, semi-annual report, transition
[X]  |          report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
     |          portion thereof, will be filed on or before the fifteenth
     |          calendar day following the prescribed due date; or the
     |          subject quarterly report or transition report on Form 10-Q,
     |          or portion thereof will be filed on or before the fifth
     |          calendar day following the prescribed due date; and
     |
     |     (c)  The accountant's statement or other exhibit required by Rule
     |          12b-25(c) has been attached if applicable.



                                   PART III
                                  NARRATIVE

The Form 10-QSB for the quarter ended September 30, 2002 for the Company could not be filed within the prescribed period because the Company is seeking guidance from the Securities and Exchange Commission regarding several accounting issues relating to the filing.



                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Jason K. Wadzinski                           (937)         429-4288
---------------------------                   -------------------------------
          (Name)                              (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [_] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             ADVANT-E CORPORATION
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 14, 2002                          By: /s/  Jason K. Wadzinski
                                                      -----------------------
                                                           Jason K. Wadzinski
                                                      Chief Executive Officer